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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)*


                            AMERICASDOCTOR.COM, INC.
                            ------------------------
                                (Name of Issuer)


                              CLASS A COMMON STOCK
                         ------------------------------
                         (Title of Class of Securities)


                                      NONE
                                 --------------
                                 (CUSIP Number)


                                  JUNE 25, 2001
             -------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     / /  Rule 13d-1(b)

     / /  Rule 13d-1(c)

     /X/  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 23 pages

CUSIP NO. NONE                        13G                     PAGE 2 OF 23 PAGES


--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Tullis-Dickerson Capital Focus II, L.P.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a) / /
     (b) / /
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
  NUMBER OF              5    SOLE VOTING POWER

   SHARES
                         ------------------------------------------------------
BENEFICIALLY             6    SHARED VOTING POWER

  OWNED BY                    1,515,763
                         ------------------------------------------------------
    EACH                 7    SOLE DISPOSITIVE POWER

 REPORTING
                         -------------------------------------------------------
   PERSON                8    SHARED DISPOSITIVE POWER

   WITH:                      1,515,763
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,515,763
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS) / /

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     36.07%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------

                               Page 2 of 23 pages

CUSIP NO. NONE                        13G                     PAGE 3 OF 23 PAGES

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     TD Origen Capital Fund, L.P.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a) / /
     (b) / /
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
  NUMBER OF              5    SOLE VOTING POWER

   SHARES
                         ------------------------------------------------------
BENEFICIALLY             6    SHARED VOTING POWER

  OWNED BY                    1,515,763
                         ------------------------------------------------------
    EACH                 7    SOLE DISPOSITIVE POWER

 REPORTING
                         ------------------------------------------------------
   PERSON                8    SHARED DISPOSITIVE POWER

   WITH:                      1,515,763
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,515,763
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS) / /

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     36.07%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------

                               Page 3 of 23 pages

CUSIP NO. NONE                         13G                    PAGE 4 OF 23 PAGES


--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     TD Javelin Capital Fund, L.P.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a) / /
     (b) / /
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
   NUMBER OF             5    SOLE VOTING POWER

    SHARES
                         ------------------------------------------------------
 BENEFICIALLY            6    SHARED VOTING POWER

   OWNED BY                   1,515,763
                         ------------------------------------------------------
     EACH                7    SOLE DISPOSITIVE POWER

  REPORTING
                         ------------------------------------------------------
    PERSON               8    SHARED DISPOSITIVE POWER

    WITH:                     1,515,763
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,515,763
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS) / /

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     36.07%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------

                               Page 4 of 23 pages

CUSIP NO. NONE                         13G                    PAGE 5 OF 23 PAGES


--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Tullis-Dickerson Partners II, L.L.C.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a) / /
     (b) / /
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
  NUMBER OF              5    SOLE VOTING POWER

   SHARES
                         ------------------------------------------------------
BENEFICIALLY             6   SHARED VOTING POWER

  OWNED BY                    1,515,763
                         ------------------------------------------------------
    EACH                 7   SOLE DISPOSITIVE POWER

 REPORTING
                         ------------------------------------------------------
   PERSON                8   SHARED DISPOSITIVE POWER

   WITH:                      1,515,763
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,515,763
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS) / /

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     36.07%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO
--------------------------------------------------------------------------------

                               Page 5 of 23 pages

CUSIP NO. NONE                         13G                    PAGE 6 OF 23 PAGES


--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     TD II Regional Partners, Inc.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a) / /
     (b) / /
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
   NUMBER OF             5    SOLE VOTING POWER

    SHARES
                         ------------------------------------------------------
 BENEFICIALLY            6    SHARED VOTING POWER

   OWNED BY                   1,515,763
                         ------------------------------------------------------
     EACH                7    SOLE DISPOSITIVE POWER

  REPORTING
                         ------------------------------------------------------
    PERSON               8    SHARED DISPOSITIVE POWER

    WITH:                     1,515,763
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,515,763
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS) / /

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     36.07%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO
--------------------------------------------------------------------------------

                               Page 6 of 23 pages

CUSIP NO. NONE                          13G                   PAGE 7 OF 23 PAGES


--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     JVP, L.P.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a) / /
     (b) / /
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
 NUMBER OF               5    SOLE VOTING POWER

   SHARES
                         ------------------------------------------------------
BENEFICIALLY             6    SHARED VOTING POWER

  OWNED BY                    1,515,763
                         ------------------------------------------------------
    EACH                 7    SOLE DISPOSITIVE POWER

 REPORTING
                         ------------------------------------------------------
   PERSON                8    SHARED DISPOSITIVE POWER

   WITH:                      1,515,763
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,515,763
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS) / /

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     36.07%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------

                               Page 7 of 23 pages

CUSIP NO. NONE                          13G                  PAGE 8 OF 23 PAGES


--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     JVP, Inc.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a) / /
     (b) / /
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
 NUMBER OF               5    SOLE VOTING POWER

   SHARES
                         ------------------------------------------------------
BENEFICIALLY             6    SHARED VOTING POWER

  OWNED BY                    1,515,763
                         ------------------------------------------------------
    EACH                 7    SOLE DISPOSITIVE POWER

 REPORTING
                         ------------------------------------------------------
   PERSON                8    SHARED DISPOSITIVE POWER

   WITH:                      1,515,763
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,515,763
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS) / /

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     36.07%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO
--------------------------------------------------------------------------------


                               Page 8 of 23 pages

CUSIP NO. NONE                          13G                   PAGE 9 OF 23 PAGES


--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     James L.L. Tullis
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a) / /
     (b) / /
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
  NUMBER OF              5    SOLE VOTING POWER

    SHARES                    371,674
                         ------------------------------------------------------
 BENEFICIALLY            6    SHARED VOTING POWER

   OWNED BY                   1,144,089
                         ------------------------------------------------------
     EACH                7    SOLE DISPOSITIVE POWER

  REPORTING                   371,674
                         ------------------------------------------------------
    PERSON               8    SHARED DISPOSITIVE POWER

    WITH:                     1,144,089
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,515,763
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS) / /

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     36.07%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

                               Page 9 of 23 pages

CUSIP NO. NONE                          13G                  PAGE 10 OF 23 PAGES


--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Thomas P. Dickerson
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a) / /
     (b) / /
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
  NUMBER OF              5    SOLE VOTING POWER

    SHARES
                         ------------------------------------------------------
 BENEFICIALLY            6    SHARED VOTING POWER

   OWNED BY                   1,144,089
                         ------------------------------------------------------
     EACH                7    SOLE DISPOSITIVE POWER

  REPORTING
                         ------------------------------------------------------
    PERSON               8    SHARED DISPOSITIVE POWER

    WITH:                     1,144,089
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,144,089
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS) / /

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     28.54%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

                              Page 10 of 23 pages

CUSIP NO. NONE                          13G                 PAGE 11 OF 23 PAGES


--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Timothy M. Buono
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a) / /
     (b) / /
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
  NUMBER OF              5    SOLE VOTING POWER

   SHARES
                         ------------------------------------------------------
BENEFICIALLY             6    SHARED VOTING POWER

  OWNED BY                    1,144,089
                         ------------------------------------------------------
    EACH                 7    SOLE DISPOSITIVE POWER

 REPORTING
                         ------------------------------------------------------
   PERSON                8    SHARED DISPOSITIVE POWER

   WITH:                      1,144,089
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,144,089
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS) / /

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     28.54%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

                              Page 11 of 23 pages

CUSIP NO. NONE                          13G                 PAGE 12 OF 23 PAGES


--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Lyle A. Hohnke
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a) / /
     (b) / /
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
  NUMBER OF              5    SOLE VOTING POWER

   SHARES
                         ------------------------------------------------------
BENEFICIALLY             6    SHARED VOTING POWER

  OWNED BY                    1,144,089
                         ------------------------------------------------------
    EACH                 7    SOLE DISPOSITIVE POWER

 REPORTING
                         ------------------------------------------------------
   PERSON                8    SHARED DISPOSITIVE POWER

   WITH:                      1,144,089
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,144,089
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS) / /

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     28.54%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

                              Page 12 of 23 pages

CUSIP NO. NONE                          13G                 PAGE 13 OF 23 PAGES


--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     J. Michael Schafer
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a) / /
     (b) / /
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
  NUMBER OF              5    SOLE VOTING POWER

   SHARES
                         ------------------------------------------------------
BENEFICIALLY             6    SHARED VOTING POWER

  OWNED BY                    1,144,089
                         ------------------------------------------------------
    EACH                 7    SOLE DISPOSITIVE POWER

 REPORTING
                         ------------------------------------------------------
   PERSON                8    SHARED DISPOSITIVE POWER

   WITH:                      1,144,089
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,144,089
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS) / /

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     28.54%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

                              Page 13 of 23 pages

CUSIP NO. NONE                          13G                 PAGE 14 OF 23 PAGES


--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Joan P. Neuscheler
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a) / /
     (b) / /
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
 NUMBER OF               5    SOLE VOTING POWER

   SHARES                     12,000
                         ------------------------------------------------------
BENEFICIALLY             6    SHARED VOTING POWER

  OWNED BY                    1,144,089
                         ------------------------------------------------------
    EACH                 7    SOLE DISPOSITIVE POWER

 REPORTING                    12,000
                         ------------------------------------------------------
   PERSON                8    SHARED DISPOSITIVE POWER

   WITH:                      1,144,089
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,156,089
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS) / /

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     28.75%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

                              Page 14 of 23 pages

ITEM 1.

     (a)  NAME OF ISSUER:

          AmericasDoctor.com, Inc.

     (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          1325 Tri-State Parkway, Suite 300
          Gurnee, Illinois  60031

ITEM 2.

     (a)  NAME OF PERSONS FILING:

          Tullis-Dickerson Capital Focus II, L.P.
          TD Origen Capital Fund, L.P.
          TD Javelin Capital Fund, L.P.
          Tullis-Dickerson Partners II, L.L.C.
          TD II Regional Partners, Inc.
          JVP, L.P.
          JVP, Inc.
          James L.L. Tullis
          Thomas P. Dickerson
          Timothy M. Buono
          Lyle A. Hohnke
          J. Michael Schafer
          Joan P. Neuscheler

     (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

          One Greenwich Plaza
          Greenwich, CT  06830

     (c)  CITIZENSHIP:

          Entities:
               Tullis-Dickerson Capital Focus II, L.P. - Delaware
               TD Origen Capital Fund, L.P. - Delaware
               TD Javelin Capital Fund, L.P. - Delaware
               Tullis-Dickerson Partners II, L.L.C. - Delaware
               TD II Regional Partners, Inc. - Delaware
               JVP, L.P. - Delaware
               JVP, Inc. - Delaware

          Individuals:
               James L.L. Tullis - United States
               Thomas P. Dickerson - United States
               Timothy M. Buono - United States
               Lyle A. Hohnke - United States
               J. Michael Schafer - United States
               Joan P. Neuscheler - United States

                              Page 15 of 23 pages

     (d)  TITLE OF CLASS OF SECURITIES:

          Class A Common Stock

     (e)  CUSIP NUMBER:

          NONE

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a) / / Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o);

     (b)  / /  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

     (c) / / Insurance company as defined in section 3(a)19) of the Act (15 U.S.C. 78c);

     (d) / / An investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

     (e)  / /  An investment adviser in accordance with
               Section 240.13d-1(b)(1)(ii)(E);

     (f)  / /  An employee benefit plan or endowment fund in accordance with
               Section 240.13d-1(b)(1)(ii)(F);

     (g)  / /  A parent holding company or control person in accordance with
               Section 240.13d-1(b)(ii)(G);

     (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  / /  Group, in accordance with  Section 240.13d-1(b)(1)(ii)(J)

ITEM 4. OWNERSHIP.

     (a)  AMOUNT BENEFICIALLY OWNED:

     Tullis-Dickerson Capital Focus II, L.P., TD Origen Capital Fund, L.P., TD Javelin Capital Fund, L.P., Tullis-Dickerson Partners II, L.L.C., TD II Regional Partners, Inc., JVP, L.P., JVP, Inc. and James L.L. Tullis may each be deemed to own beneficially 1,515,763 shares. Each of Thomas P. Dickerson, Timothy M. Buono, Lyle A. Hohnke and J. Michael Schafer may be deemed to own beneficially 1,144,089 shares. Joan P. Neuscheler may be deemed to own beneficially 1,156,089 shares.

     Tullis-Dickerson Capital Focus II, L.P. owns of record 565,449 shares of Class A Common Stock, 113,162 shares of Series A-1 Preferred Stock, 37,402 shares of Series A-2 Preferred Stock, 111,498 shares of Series A-3 Preferred Stock and 316,578 shares of Series A-6 Preferred Stock. TD Origen Capital Fund, L.P. owns of record 89,287 shares of Class A Common Stock, 18,861 shares of Series A-1 Preferred Stock, 6,233 shares of Series A-2 Preferred Stock, 18,693 shares of Series A-3 Preferred Stock and 52,763 shares of Series A-6 Preferred Stock. TD Javelin Capital Fund, L.P. owns of record 89,287 shares of Class A Common Stock, 18,861 shares of Series A-1 Preferred Stock, 6,233 shares of Series A-2 Preferred Stock, 18,693 shares of Series A-3 Preferred Stock and 52,763 shares of Series A-6 Preferred Stock. Joan P. Neuscheler individually owns an option currently exercisable for 12,000 shares of Class A Common Stock.

     Tullis-Dickerson Partners II, L.L.C. is the general partner of Tullis-Dickerson Capital Focus II, L.P. Each of Mr. Tullis, Mr. Dickerson, Mr. Buono, Mr. Hohnke, Mr. Schafer and Ms. Neuscheler is a member of Tullis-Dickerson Partners II, L.L.C. Therefore, each of Tullis-Dickerson Partners II, L.L.C., Mr. Tullis, Mr. Dickerson, Mr. Buono, Mr. Hohnke, Mr. Schafer and Ms. Neuscheler may be deemed to own beneficially the shares owned of record by Tullis-Dickerson Capital Focus II, L.P. TD II Regional Partners, Inc. is the general partner of TD Origen Capital Fund, L.P. JVP, L.P. is the general partner of TD Javelin Capital Fund, L.P. JVP, Inc. is the general partner of JVP, L.P. Mr. Tullis is the sole stockholder of each of TD II Regional Partners, Inc. and JVP, Inc. Therefore, each of TD II Regional Partners, Inc., JVP, L.P., JVP, Inc. and Mr. Tullis may be deemed to own beneficially the shares owned of record by TD Origen Capital Fund, L.P. and TD Javelin Capital Fund, L.P. Because Mr. Tullis is a member of Tullis-Dickerson Partners II, L.L.C. and is the sole stockholder of each of TD II Regional Partners, Inc. and JVP, Inc., each of TD Origen Capital Fund, L.P., TD Javelin Capital Fund, L.P., TD II Regional Partners, Inc., JVP, L.P. and JVP, Inc. may be deemed to own beneficially all of the shares owned of record by Tullis-Dickerson Capital Focus II, L.P. and each of

                              Page 16 of 23 pages

     Tullis-Dickerson Capital Focus II, L.P. and Tullis-Dickerson Partners II, L.L.C. may be deemed to own beneficially the shares owned of record by TD Origen Capital Fund, L.P. and TD Javelin Capital Fund, L.P.

     Each of the reporting persons expressly disclaims beneficial ownership of any shares of Class A Common Stock of AmericasDoctor.com, Inc., except, in the case of Tullis-Dickerson Capital Focus II, L.P., for the 1,144,089 shares of Class A Common Stock and Preferred Stock it owns of record, in the case of TD Origen Capital Fund, L.P., for the 185,837 shares of Class A Common Stock and Preferred Stock it owns of record, in the case of TD Javelin Capital Fund, L.P., for the 185,837 shares of Class A Common Stock and Preferred Stock it owns of record, in the case of Mr. Tullis, for the 371,674 shares of Class A Common Stock and Preferred Stock that TD Origen Capital Fund, L.P. and TD Javelin Capital Fund, L.P. own of record and, in the case of Ms. Neuscheler, for the option exercisable for 12,000 shares of Class A Common Stock that she holds.

     (b)  PERCENT OF CLASS:

     Based on the 3,430,042 shares of Class A Common Stock reported to be outstanding in the Form 10-Q for the quarter ending September 30, 2001 that was filed by AmericasDoctor.com, Inc., the reporting persons may be deemed to own beneficially the following percentages of the Class A Common Stock:

     Tullis-Dickerson Capital Focus II, L.P.:  36.07%
     TD Origen Capital Fund, L.P.:  36.07%
     TD Javelin Capital Fund, L.P.:  36.07%
     Tullis-Dickerson Partners II, L.L.C.:  36.07%
     TD II Regional Partners, Inc.:  36.07%
     JVP, L.P.:  36.07%
     JVP, Inc.:  36.07%
     James L.L. Tullis:  36.07%
     Thomas P. Dickerson:  28.54%
     Timothy M. Buono:  28.54%
     Lyle A. Hohnke:  28.54%
     J. Michael Schafer:  28.54%
     Joan P. Neuscheler:  28.75%

     (c)  NUMBER OF SHARES AS TO WHICH EACH PERSON HAS:

          (i)  Sole power to vote or to direct the vote:

          Tullis-Dickerson Capital Focus II, L.P.:  0
          TD Origen Capital Fund, L.P.:  0
          TD Javelin Capital Fund, L.P.:  0
          Tullis-Dickerson Partners II, L.L.C.:  0
          JVP, L.P.:  0
          JVP, Inc.:  0
          James L.L. Tullis:  371,674
          Thomas P. Dickerson:  0
          Timothy M. Buono:  0
          Lyle A. Hohnke:  0
          J. Michael Schafer:  0
          Joan P. Neuscheler:  12,000

          (ii) Shared power to vote or direct the vote:

          Tullis-Dickerson Capital Focus II, L.P.:  1,515,763
          TD Origen Capital Fund, L.P.:  1,515,763
          TD Javelin Capital Fund, L.P.:  1,515,763
          Tullis-Dickerson Partners II, L.L.C.:  1,515,763

                              Page 17 of 23 pages

          JVP, L.P.:  1,515,763
          JVP, Inc.:  1,515,763
          James L.L. Tullis:  1,144,089
          Thomas P. Dickerson:  1,144,089
          Timothy M. Buono:  1,144,089
          Lyle A. Hohnke:  1,144,089
          J. Michael Schafer:  1,144,089
          Joan P. Neuscheler:  1,144,089

          (iii) Sole power to dispose or to direct the disposition of:

          Tullis-Dickerson Capital Focus II, L.P.:  0
          TD Origen Capital Fund, L.P.:  0
          TD Javelin Capital Fund, L.P.:  0
          Tullis-Dickerson Partners II, L.L.C.:  0
          JVP, L.P.:  0
          JVP, Inc.:  0
          James L.L. Tullis:  371,674
          Thomas P. Dickerson:  0
          Timothy M. Buono:  0
          Lyle A. Hohnke:  0
          J. Michael Schafer:  0
          Joan P. Neuscheler:  12,000

          (iv) Shared power to dispose or to direct the disposition of:

          Tullis-Dickerson Capital Focus II, L.P.:  1,515,763
          TD Origen Capital Fund, L.P.:  1,515,763
          TD Javelin Capital Fund, L.P.:  1,515,763
          Tullis-Dickerson Partners II, L.L.C.:  1,515,763
          JVP, L.P.:  1,515,763
          JVP, Inc.:  1,515,763
          James L.L. Tullis:  1,144,089
          Thomas P. Dickerson: 1,144,089
          Timothy M. Buono: 1,144,089
          Lyle A. Hohnke: 1,144,089
          J. Michael Schafer: 1,144,089
          Joan P. Neuscheler: 1,144,089

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     Not Applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF A GROUP

     Not Applicable.

                              Page 18 of 23 pages

ITEM 10. CERTIFICATION

     Not Applicable.


                              Page 19 of 23 pages

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Date: February 12, 2002


                                        TULLIS-DICKERSON CAPITAL FOCUS II, L.P.

                                        By: Tullis-Dickerson Partners II,
                                            L.L.C., its general partner

                                        By: /s/ James L.L. Tullis
                                            -----------------------------------
                                            James L.L. Tullis, Manager


                                        TD ORIGEN CAPITAL FUND, L.P.

                                        By: Tullis-Dickerson Partners II,
                                            L.L.C., its general partner

                                        By: /s/ James L.L. Tullis
                                            -----------------------------------
                                            James L.L. Tullis, Manager


                                        TD JAVELIN CAPITAL FUND, L.P.

                                        By: JVP, L.P., its general partner

                                        By: JVP, Inc., its general partner

                                        By: /s/ James L.L. Tullis
                                            -----------------------------------
                                            James L.L. Tullis


                                        TULLIS-DICKERSON PARTNERS II, L.L.C.

                                        By: Tullis-Dickerson Partners II,
                                            L.L.C., its general partner

                                        By: /s/ James L.L. Tullis
                                            -----------------------------------
                                            James L.L. Tullis, Manager


                                        TD II REGIONAL PARTNERS, INC.

                                        By: /s/ James L.L. Tullis
                                            -----------------------------------
                                            James L.L. Tullis


                              Page 20 of 23 pages

                                        JVP, L.P.

                                        By:  JVP, Inc., its general partner

                                        By: /s/ James L.L. Tullis
                                            -----------------------------------
                                            James L.L. Tullis


                                        JVP, INC.

                                        By: /s/ James L.L. Tullis
                                            -----------------------------------
                                            James L.L. Tullis

                                        /s/ James L.L. Tullis
                                        ---------------------------------------
                                        JAMES L.L. TULLIS

                                        /s/ Thomas P. Dickerson
                                        ---------------------------------------
                                        THOMAS P. DICKERSON

                                        /s/ Timothy M. Buono
                                        ---------------------------------------
                                        TIMOTHY M. BUONO

                                        /s/ Lyle A. Hohnke
                                        ---------------------------------------
                                        LYLE A. HOHNKE

                                        /s/ J. Michael Schafer
                                        ---------------------------------------
                                        J. MICHAEL SCHAFER

                                        /s/ Joan P. Neuscheler
                                        ---------------------------------------
                                        JOAN P. NEUSCHELER


                              Page 21 of 23 pages

                                    EXHIBIT A

                             JOINT FILING STATEMENT

     Pursuant to Rule 13d-1(k)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date: February 12, 2002


                                        TULLIS-DICKERSON CAPITAL FOCUS II, L.P.

                                        By: Tullis-Dickerson Partners II,
                                            L.L.C., its general partner

                                        By: /s/ James L.L. Tullis
                                            -----------------------------------
                                            James L.L. Tullis, Manager


                                        TD ORIGEN CAPITAL FUND, L.P.

                                        By: Tullis-Dickerson Partners II,
                                            L.L.C., its general partner

                                        By: /s/ James L.L. Tullis
                                            -----------------------------------
                                            James L.L. Tullis, Manager


                                        TD JAVELIN CAPITAL FUND, L.P.

                                        By: JVP, L.P., its general partner

                                        By: JVP, Inc., its general partner

                                        By: /s/ James L.L. Tullis
                                            -----------------------------------
                                            James L.L. Tullis


                                        TULLIS-DICKERSON PARTNERS II, L.L.C.

                                        By: Tullis-Dickerson Partners II,
                                            L.L.C., its general partner

                                        By: /s/ James L.L. Tullis
                                            -----------------------------------
                                            James L.L. Tullis, Manager


                                        TD II REGIONAL PARTNERS, INC.

                                        By: /s/ James L.L. Tullis
                                            -----------------------------------
                                            James L.L. Tullis




                              Page 22 of 23 pages

                                        JVP, L.P.

                                        By:  JVP, Inc., its general partner

                                        By: /s/ James L.L. Tullis
                                            -----------------------------------
                                            James L.L. Tullis


                                        JVP, INC.

                                        By: /s/ James L.L. Tullis
                                            -----------------------------------
                                            James L.L. Tullis

                                        /s/ James L.L. Tullis
                                        ---------------------------------------
                                        JAMES L.L. TULLIS

                                        /s/ Thomas P. Dickerson
                                        ---------------------------------------
                                        THOMAS P. DICKERSON

                                        /s/ Timothy M. Buono
                                        ---------------------------------------
                                        TIMOTHY M. BUONO

                                        /s/ Lyle A. Hohnke
                                        ---------------------------------------
                                        LYLE A. HOHNKE

                                        /s/ J. Michael Schafer
                                        ---------------------------------------
                                        J. MICHAEL SCHAFER

                                        /s/ Joan P. Neuscheler
                                        ---------------------------------------
                                        JOAN P. NEUSCHELER


                              Page 23 of 23 pages